Connect by Stars On Board

Connect - onDemand Social Monetization with endless opportunities for earnings.


onDemand Social Monetization
https://connectworld.me
Connect
by Stars On Board

Invest

$99.20 minimum investment

Deadline May 31, 2021
in 2 months

Share Price
$0.32

Total Raised
$0

Valuation
$16,025,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Stars On Board has been an uncontested leader in engaging and providing highly anticipated entertainment events to communities all over the world. The Stars on Board events are geared towards those communities to come together for a festive break at sea or on land with the most renowned and recognized entertainers and stars. Marrying the luxury of upscale cruises and resorts with the delight of proximity to musical icons has created a new level of vacation.

We are honored to be recognized as the premier events management company hosting outstanding celebrities and stars to perform on land and at sea across the continents in acclaimed venues, for sold-out concerts and successful events in Mexico, Bahamas, Europe, Australia, the United States and Middle East.

Originally Stars On Board started in Canada, and grew to become a leader in premier music and entertainment industry for past 10 years, with strong revenue in past few years we doubled our revenue from US$2.2M to FY2019 USD$4.7M.

In 2020, we decided to take our business to the next level by developing a platform to connect people together, taking our +20 years of expertise online and digital and developing the **"Connect App"**.

SUCCESS TO DATE

- First release of the app for iOS and Android 2019
- Pre-signed +100 A list of celebrities and influencers; +180M followers engaged with our pre-signed celebrities and influencers.
- Strategic partnerships with talent agencies in Hollywood, Bollywood and Middle East (Dubai)
- IP copyrights filed and accepted in 2018
- Concept and revenue model validated by workshops.
- Strong and experienced business advisors to advise, manage and scale the business

PROBLEM

problem


THE PROBLEM
WHAT ARE WE SOLVING ?
Media and Agents ; direct relationship between Brands & Celebrities & Influences ; no middle man (marketplace)
Celebrities & influencers sponsoring - co-host campaigns
Direct engagement & communications between users & celebrities/influencers (one to one only); non-followers concept
Passive Income Enabling time monetization & subscriptions among vast industries
Monetization Capabilities enabling revenue generating for concerts; events and broadcasting

According to Pew Research, in 2019 90% of US adults aged 18-29 used at least one social media site. This is only expected to grow, according to Statista; by 2023, the number of social network users in the United States is forecast to increase to approximately 257 million.

Millennials and Generation Z will be among the largest groups of users of all social media apps in the new future. These generations require:

- direct engagements
- better communication
- increased access to resources.

> "Nearly three-quarters of Facebook, Instagram, and Snapchat users visit the sites on a daily basis."
>
> *- Pew Research*

SOLUTION


CONNECT APP
MEDIA, ENTERTAINMENT AND DIGITAL PLATFORM
Engage & Communicate
Easily communicate via texting, voice, video, or even ask for a personalized autograph.
Exclusive Contents
Contents never seen before online or on air. Connect brings you private, exclusive and never seen before contents
Premier Ads
A whole new concept of advertisement and brands; sharing revenue for all
Live Streaming
Exclusively broadcasting your favorite shows and concerts only on Connect.
Exclusive Events
Luxury cruising with celebrities, exclusive music festivals on private islands and hotels all over the world

solution

The **Connect App** enables content creators like artists, celebrities and influencers to monetize their social presence using onDemand Services while creating a new stream of income for fans to get rewarded for engaging and communicating with brands and content creators. The App bridges content creators, who need easy monetization services and the public, who demands direct access. By providing access and monetization between two parties willing to exchange information, skills, talent and even content, we solidify the bridge between content creators and the public.

- **Engage and Communicate:** Easily communicate via texting, voice, video, or even ask for a personalized autograph.
- **Exclusive Contents:** Connect brings you private, exclusive and never seen before contents
- **Premier Ads:** A whole new concept of advertisement and brands; sharing revenue for all
- **Live Streaming:** Exclusive broadcasting of your favorite shows and concerts
- **Exclusive Events:** Luxury cruising with celebrities, exclusive music festivals on private islands and hotels all over the world

BUSINESS MODEL

business-model


REVENUE MODEL STRUCTURE
PHASE 1
Communications (text, audio, video, autograph)
Live Broadcast (Events, concerts)
Exclusive Contents by celebs/SOB premier
Premier Advertising Platform
PHASE 2
Running Campaigns (TV program, mini ver.)
Activate Subscription model (contents)
PHASE 3
Localization
Premier & Exclusive news, & White Label branding
REVENUE MODEL
30%
50%
20%
Advertisment
Communications
Monetization

Stars on Board plans to drive revenue through:

- Powering TV and SMS integration - white label branding
- Live streaming & broadcasting services
- Exclusive content via subscriptions
- Premium advertising endorsed by celebrities
- Engagements and communications
- Premium promotional campaigns endorsed by public figures and celebrities

MARKET

market


STATISTICS & NUMBERS
MARKET SIZE
2020 Market Size of all Connect Services
Connect App - solving many problems, addressing very lucrative markets and growing industries 2020 - 2027
Advertisment Market Size
$319 billion in 2019, $1 trillion by 2027, growth 17.2% from 2020 to 2027 Online/Mobile Ads industry
$319 B
TAM + US $900 B
$478 B
Subscriptions (Online)
Exclusive contents and postings by A List Celebrities and Influencers; Next Level of Channel Subscriptions
Premium Concerts
Online events & concerts market size USD 47B in 2017, yearly growth of 4.8%
$47 B

We estimate our Total Addressable Market (TAM) to be $900 Bn. This includes:

- Online Subscriptions - $478 billion
- Advertising - $319 billion
- Premium Concerts - $47 billion

PRESS

- Headline: Emirates Sponsored 'Stars on Board'
- Stars On Board on IMDB

TEAM



Ray Fares
Founder, +27 years in IT, startups and technology. Worked for large US bluechip companies including GE, Oracle, SAP, and CA. Passionate about startups and social apps to generate value and scale business.



Youssef Harb
Co Founder, +30 years in entertainment and music industry in North America and Middle East. managed and run large shows and concerts for world's best celebrities.



Jorge Sebastiao
International ICT speaker. Seasoned CTO, with blockchain, AI, IoT, and cybersecurity. +30 years experience in technical industry and products.



Rich Ashman
Entrepreneurial business leader with international experience & a global outlook. Crypto and Blockchain investor with a vision to build successful startups in APAC region.



Maya Taha
Community manager and marketing specialist. fluent in various languages. Experience in media and advertising and managing communities.

ADVISORS AND INVESTORS



Boutros Boutos, EVP Emirates Group
+30 years of marketing & communications with billions of investments.



Taavi Roivas, ex Prime Minister Estonia
MP, ex-Prime Minister Estonia EU Policies and regulation; interest in blockchain and A.I technologies, cyber and e-government.



Barry Greenberg, Celebrity Manager
+38 years as a Hollywood producer and talents management.



Hayssam El Masri, CEO ento capital investment
+25 years in financial management.


Chief Executive Officer Clubs

Dr. Tariq Nizami
Hollywood Studios Executive Director, USA and Founder & CEO of CEO Clubs Network Worldwide.



Mo Jaber
Two decades of business, marketing and communications expertise, selected as top 50 CMOs in the world in 2018.



Peter McKeon
Ex-CEO of Sony and ZTE Australia and APAC region, a proven track record with board-level accomplishment in increasing profitability, maximizing customer satisfaction (NPS) and global business development achieving USD $2.6 billion in sales revenue.



Cynthia Dearin
An international business strategist and author of Amazon best-seller "Camels, Sheikhs and Billionaires" and host of the Business Beyond Borders Podcast.

USE OF PROCEEDS

If the offering's maximum amount of $1,000,000 is raised:

Use	Value	% of Proceeds
Hiring & Expansion	$350,000	35.0%
General & Administrative	$35,000	3.5%
Legal	$25,000	2.5%
R&D - App & IT	$150,000	15.0%
Marketing Expenses	$391,000	39.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Stars On Board Technologies, Inc., doing business as Connect by Stars On Board. This offering must raise at least $10,000 by May 31, 2021 at 1:00am ET. If this offering doesn't reach its *target*, then your money will be refunded. Connect by Stars On Board may issue additional securities to raise up to $1,000,000, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

53,203,125 shares
× $0.32 per share
$17,025,000 implied valuation

PITCH DECK


CONNECT
STARS ON BOARD
onDemand Social Monetization
CONNECT PLATFOR
STARS ON BOAR
AVAILABLE ON THE
App Store
GET IT ON
Google play
Open
Download

FINANCIALS

Connect by Stars On Board's official name is Stars On Board Technologies, Inc., so that's the name that appears in the statements below.

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook
- Twitter
- Instagram
- LinkedIn

UPDATES

Apr 2, 2021 • Primary offering of 3,125,000 shares at $0.32

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

Looking to raise capital?
We can help turn your friends, family and customers into investors.

Learn more

Interested in more investment opportunities?
Browse all offerings currently available.

See more

hello@netcapital.com